Exhibit 4.30
NOTICE OF CANCELLATION
To: THE ROYAL BANK OF SCOTLAND PLC (as Agent)
Attention: Loans Admin Unit
25 Devonshire Square
London
EC2M 4BB
28 July 2008
VODAFONE GROUP PLC
U.S.$5,525,000,000 Revolving Credit Facility dated 24 June 2004 (as amended by a supplemental agreement dated 24 June 2005) (the “Agreement”)
We refer to the above Agreement and to the US$4,315,000,000 “3 Year Facility Agreement” to be entered into by the Vodafone Group Plc with The Royal Bank of Scotland plc as agent on or about the date of this notice (the “New Facility Agreement”). Terms defined and references construed in the Agreement have the same meaning and construction in this notice.
In accordance with Section 7.2 of the Agreement, we hereby give one Business Day’s written notice of Vodafone’s intention to cancel the unutilised portion of the Total Commitments under the Agreement in whole as at 29 July 2008, provided that the New Facility Agreement is duly signed and executed on such date.
This notice is governed by English law.
Please acknowledge your acceptance of this notice by signing below.
Yours faithfully
For and on behalf of
Vodafone Group Plc
We agree to the above:

For and on behalf of the Agent
The Royal Bank of Scotland plc
Vodafone Group Plc
Company Secretary’s & Legal Department
Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England
T+44 (0)1635 33251 F+44 (0)1635 580857 www.vodafone.com
Registered Office; Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England. Registered in England No. 1833679